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                                                                    EXHIBIT 11.1

                            ALLEGIANCE TELECOM, INC.

                   COMPUTATION OF PER SHARE EARNINGS (LOSS)

                       Three Months Ended March 31, 1999

               (In thousands, except share and per share amounts)

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

                                                           Number of Shares    Percent Outstanding   Equivalent Shares
                                                           ----------------    -------------------   -----------------
1997 Common Stock Offering                                             426              100.00%                426
1998 Common Stock Offering                                      10,000,000              100.00%         10,000,000
Preferred Stock Converted to Common Stock                       40,341,128               44.44%         17,927,597
Preferred Stock Converted to Common Stock                       40,315,816               55.56%         22,399,467
1999 Employee Stock Discount Purchase Plan Shares Issued            44,624               96.67%             43,137
                                                                                                    --------------
                                                                                                        50,370,627

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                     50,370,627

NET LOSS APPLICABLE TO COMMON STOCK                                                                 $  (49,126,000)

NET LOSS PER SHARE, BASIC AND DILUTED                                                               $        (0.98)
                                                                                                    ==============
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